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                          [LETTERHEAD FOR HARRIS BANK]


May 16, 1997

Roger Crabb
Secretary and Legal Counsel
Thomas Group, Inc.
5215 N. O'Connor, Suite 2500
Irving, TX 75031

Gentlemen:

The undersigned Harris Trust and Savings Bank acting as independent agent for the purpose of tabulating the votes in connection with the Annual Meeting of Stockholders of Thomas Group, Inc. held on May 15, 1997, hereby reports that in accordance with the canvass made, there were 5,392,121 shares received represented by valid proxies and no shares voted in person, making a total of 5,392,121 shares received constituting 88.37% of the 6,101,914 shares outstanding on the record date and entitled to vote.

With regard to the proposals offered for consideration, the following voted were cast:

                                   PROPOSAL I

                            (ELECTION OF DIRECTORS)

Nominee                                For           %           Withheld      %
-------                                ---           -           --------      -
Phillip Thomas                      5,219,721      96.80         172,400     3.20
J. Fred Bucy                        5,219,721      96.80         172,400     3.20
Hollis L. Caswell                   5,219,021      96.79         173,100     3.21
Donald J. Almquist                  5,219,721      96.80         172,400     3.20
John T. Chain                       5,219,021      96.79         173,100     3.21
James E. Dykes                      5,219,021      96.79         173,100     3.21
Alex W. Young                       5,219,721      96.80         172,400     3.20
Gerald K. Beckman                   5,218,297      96.78         173,824     3.22



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                                  Proposal II

      (Proposal to amend the amended and restated 1988 Stock Option Plan)

For                                     %
---                                     -
3,665,379                               67.98

Against                                 %
-------                                 -
  782,739                               14.52

Abstain                                 %
-------                                 -
    5,550                                 .10

Broker Non-Vote                         %
---------------                         -
  938,453                               17.40

                                  Proposal III

                 (Proposal to adopt the 1997 Stock Option Plan)

For                                     %
---                                     -
4,199,402                               77.88

Against                                 %
-------                                 -
  376,904                                6.99

Abstain                                 %
-------                                 -
    5,550                                 .10

Broker Non-Vote                         %
---------------                         -
  810,265                               15.03


Respectively submitted,

/s/ CINDY BENNETT
Cindy Bennett
Trust Officer
Harris Trust and Savings Bank

CB/tmy